UNDERWRITING AGREEMENT

ADDENDUM A-1

Merit Tactical Treasury Fund II

No Load Shares

UNDERWRITING AGREEMENT

ADDENDUM B-I

Fee Schedule

Service Fee

For services performed hereunder, the AFD shall invoice the Trust and the Trust shall pay ___% per annum of each Fund’s average daily net assets, payable monthly in arrears, subject to a minimum annual fee of $____ per Fund, per share class.

Out-of-Pocket Expenses

The Fund(s) shall pay all reasonable out-of-pocket expenses incurred by AFD in connection with activities performed for the Fund(s) hereunder including, without limitation:

•     typesetting, printing and distribution of prospectuses and shareholder reports

•     production, printing, distribution and placement of advertising and sales literature and materials

•     engagement of designers, free-lance writers and public relations firms

•     long-distance telephone lines, services and charges

•     postage

•     overnight delivery charges

•     NASD fees

•     marketing expenses

•     record retention fees

•     travel, lodging and meals

•     Standard NSCC charges

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Underwriting Agreement dated January 4, 2005, this __ day of ___________, 2005.

MERIT ADVISORS INVESTMENT TRUST II        AQUARIUS FUND DISTRIBUTORS, LLC

By:_____________________________                     By:___________________________

     J. Paul Cunningham, President                                   Jeffrey Paiz, President